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Exhibit 5.1

        October 5, 2005

Rockwood Specialties Group, Inc.
100 Overlook Center
Princeton, New Jersey 08540

Ladies and Gentlemen:

        We have acted as counsel to Rockwood Specialties Group, Inc., a Delaware corporation (the "Company"), and to certain subsidiaries of the Company listed on the Annex attached hereto (individually, a "Guarantor" and collectively, the "Guarantors") in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company and the Guarantors with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the issuance by the Company of €375,000,000 principal amount of 7.625% Senior Subordinated Notes due 2014 and $200,000,000 principal amount of 7.500% Senior Subordinated Notes due 2014 (collectively, the "Exchange Securities") and the issuance by the Guarantors of guarantees (collectively, the "Exchange Guarantees") with respect to the Exchange Securities. The Exchange Securities and the Exchange Guarantees will be issued under an indenture dated as of November 10, 2004 (the "Indenture") among the Company, the guarantors named therein and The Bank of New York, as trustee (the "Trustee"). The Exchange Securities will be offered by the Company in exchange for any and all of its outstanding 7.625% Senior Subordinated Notes due 2014 and any and all of its outstanding 7.500% Senior Subordinated Notes due 2014.

        We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

        In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

        Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

          1.    When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Securities will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

          2.    When (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the Exchange Guarantees have been duly issued, the Exchange Guarantees will constitute valid and legally binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

        Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

        We express no opinion as to the validity, legally binding effect or enforceability of any provision of the Indenture, the Exchange Securities or the Exchange Guarantees that requires or relates to payment of any interest at a rate or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or a forfeiture. In addition, we express no opinion as to the validity, legally binding effect or enforceability of the waiver of rights and defenses contained in Section 514 of the Indenture and the severability provisions contained in Section 109 of the Indenture.

        We note that: (i) a New York statute provides that with respect to a foreign currency obligation a New York state court shall render a judgment or decree in such foreign currency and such judgment or decree shall be converted into currency of the United States at the rate of exchange prevailing on the date of entry of such judgment or decree and (ii) with respect to a foreign currency obligation a U.S. federal court sitting in New York may award judgment in U.S. dollars, provided that we express no opinion as to the rate of exchange that such court would apply.

        Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the law of the State of North Carolina and the law of the State of Texas, we have relied upon the opinions of Helms Mullis & Wicker, PLLC and McGinnis, Lochridge & Kilgore LLP, respectively dated the date hereof.

        We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and, to the extent set forth herein, the law of the State of North Carolina and the law of the State of Texas.

        We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                      Very truly yours,

                      /s/ SIMPSON THACHER & BARTLETT LLP

                      SIMPSON THACHER & BARTLETT LLP

Annex

Guarantors

Name	Jurisdiction of Incorporation or Formation
Advantis Technologies, Inc.	Delaware
AlphaGary Corporation	Delaware
CeramTec North America Innovative Ceramic Engineering Corporation	Delaware
Chemetall Chemical Products Inc.	Delaware
Chemetall Corporation	Delaware
Chemetall Foote Corp	Delaware
Chemical Specialties, Inc.	North Carolina
Compugraphics U.S.A. Inc.	Delaware
Cyantek Corporation	Delaware
Electrochemicals Inc.	Delaware
Exsil, Inc.	Delaware
Foote Chile Holding Company	Delaware
Lurex, Inc.	Delaware
Oakite Products, Inc.	Delaware
Rockwood America Inc.	Delaware
Rockwood Pigments NA, Inc.	Delaware
Rockwood Specialties Inc.	Delaware
RS Funding Corporation	Delaware
RW Holding Corp.	Delaware
Sachtleben Corporation	Delaware
Southern Clay Products, Inc.	Texas
Southern Color N.A., Inc.	Delaware

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Guarantors